New Strategy • Refreshed Board • Alignment With All Stockholders Annual Meeting 2018 1

Forward Looking Statements This presentation contains forward-looking statements within the meaning of the “safe” harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address future events and conditions concerning the company’s business plans and include statements that are not purely statements of historical fact. Such forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments, and other circumstances affecting anticipated revenues and costs, which may cause actual results to differ materially. Other risks and uncertainties are identified in the company’s most recent Annual Report on Form 10K and Quarterly Report on Form 10-Q, and other documents that the company files with the Securities and Exchange Commission (the “SEC”). The company expressly disclaims any future obligation or undertaking to update or revise any forward looking statement contained herein. Important Additional Information and Where to Find It This presentation may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company has filed with the SEC and mailed to the Company’s stockholders its definitive proxy statement and WHITE proxy card relating to the annual meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018, including all amendments thereto. The definitive proxy statement contains important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company are set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.acaciaresearch.com. 2

VOTE the WHITE Proxy Card "FOR" Louis Graziadio and Frank "Ted" Walsh



Louis Graziadio

Executive Chairman of the Board since 2016

- Track-record as an effective CEO
- Decades of experience in technology investing, turnarounds, restructurings, spin-offs and IPOs
- Significant investor in numerous private and public businesses
- Successful record of building shareholder value
  - Imperial Bank sold to Comerica in 2001 for $1.2B
  - True Religion sold to TowerBrook in 2013 for $835M
- Current public company board member at Veritone, Inc.
- Founding Member, Los Angeles Fire Department Scholarship Fund; Member of Pepperdine University Board and Board of Visitors of Pepperdine Graziadio School of Business and Management
- Purchased $5.4 million worth of Acacia shares in the open market



Frank "Ted" Walsh

Director since 2016; Chairman of Strategic Review Committee

- Founding partner of WR Capital Partners, a private equity investment firm
- Manager of Jupiter Capital Management Partners, an investment management company
- Deep experience in originating, investing in, financing, monitoring and exiting private equity investments
- Current public company board member at Veritone, Inc.; Former director 1st Constitution Bank and 1st Constitution Bancorp
- Board of Trustees at Lehigh University; Board of Trustees of St. Benedict's Prep School in Newark, New Jersey; Officer of several private foundations
- Purchased $1.6 million worth of Acacia shares in the open market

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Table of Contents Executive Summary Part I: Acacia Research and the Patent Licensing and Enforcement Industry Acacia’s Decisive Response to a Changing Industry: Part II: New Strategy • Refreshed Board • Alignment With All Stockholders Part III: Sidus/BLR's Misleading Accusations and Self-Serving Agenda Director and Management Biographies Impact of New Laws on Patent Enforcement Appendix: Changes in Strategy Adopted by Competitors Veritone and Miso Robotics Investments 4

Executive Summary

Executive Summary Acacia is a leading patent licensing and enforcement company operating in an industry that is facing dramatically impaired market conditions . Legislation and court decisions have had a significant negative effect on the traditional patent licensing industry . Prospects and stock prices of all patent licensing and enforcement companies have declined significantly over the past few years . Patent licensing companies cannot simply exit the patent business (or distribute assets) due to ongoing litigation and partnerships with patent owners Acacia and its Board are utilizing their technology expertise, investment experience, tax assets and cash to transform the business, increase profitability, and preserve and increase stockholder value Acacia has aggressively pursued its new business strategy, including changes to management, the Board and compensation practices . Substantially streamlined the patent enforcement business, settling litigation and cutting headcount and operating costs . Significant management and Board changes have been made to ensure the right skills and expertise are available to help accelerate our new strategic plan; Compensation programs redesigned to better align pay with performance . Generated $280 million in revenue since 2016 Acacia has the right Board to execute the transition to the new business strategy . Acacia’s Director nominees are both significant investors, having invested more than $7 million in Acacia shares . The Board has recruited four new members since 2016 with needed skill sets, including technology investing and audit expertise Sidus/BLR are short-term focused and will likely seek to distribute the company’s cash or liquidate the business, which is neither in stockholders’ best long-term interests nor feasible . Ongoing litigation prevents the company from liquidating or distributing a significant portion of its cash . Sidus/BLR’s nominees have no current experience in the patent business or with investing in private technology companies . Sidus/BLR’s nominees own no stock . To minimize business distraction, we offered to add Mr. Tobia and one additional mutually agreed upon director onto the Board; Sidus/BLR rejected the offer and have insisted that both of their nominees join the Board 6

Acacia Research Corporation Snapshot of Acacia Research As of May 18, 2018 Founded 1993 Exchange/Ticker Nasdaq: ACTG Headquarters Newport Beach, CA Full-Time Employees 13 Market Cap $198 million Cash and Equivalents $180 million Debt $0 Insider Ownership 11.0% Legacy Business: Patent Licensing and Enforcement . Acacia has historically been an intermediary in the patent marketplace, Acacia Senior Management Team: bridging the gap between invention and application, and facilitating the Louis Graziadio, Executive Chairman monetization of patent assets Robert Stewart, President Clayton Haynes, Chief Financial Officer . Patent licensing and enforcement has become an extremely difficult business, necessitating a shift in strategy Edward Treska, General Counsel New Avenues For Growth: Strategic Investments and Partnerships . Acacia invests in, and partners with, high-growth companies in potentially disruptive technology areas where the Company’s knowledge of technology and IP can be useful in due diligence or post-investment partnerships . Recent investment partnerships include: Veritone, Inc. (Nasdaq: VERI) and Miso Robotics, Inc. - Veritone investment has an unrealized gain of 93%* - Miso Robotics has an unrealized gain of 44%* * As of May 18, 2018; Miso valuation based on last private investment round valuation 7

Three Distinct Phases of Acacia’s Life as a Public Company 2016 – Present September 16, 2011 Dec 2015 Operational & Organizational Leahy-Smith America Invents Act (AIA) Loss of key patent litigation Restructuring & Business Signed into law representing the most CEO resigns Stabilization significant change to the U.S. patent Chairman plans to resign system since 1952 2002 – 2011 2012 – 2015 2016 – Present $50 $50 $50 $45 $45 $45 $40 $40 $40 $35 $35 $35 $30 $30 $30 $25 $25 $25 $20 $20 $20 Share Price Share $15 $15 $15 $10 $10 $10 $5 $5 $5 $0 $0 $0 Source: CapitalIQ • Strong growth in the business and in value • New regulations and patent laws • Louis Graziadio leads stabilization and restructuring • Industry leader curtail opportunities • “Triaged” more than 600 patent litigation cases • 2,400% Total Shareholder Returns • Patent industry decline • New business growth strategy developed and implemented • Alcatel litigation loss in late 2015 • Strategic investments into tech growth companies • CEO resigns in late 2015 • New compensation program aligned with performance • Chairman indicates his desire to • Refreshed board retire in late 2015 8

2016 – 2018: Transition to a New Business Model and Leadership Team


2016 - Present
Dec 2015
Formation of Office of the Chairman
April 2016
Ted Walsh joins ACTG Board
June 2016
Chip Harris, Chairman Retires
August 2016
Louis Graziadio Appointed Exec. Chairman
August 2016
Investment in Veritone, Inc.
May 2017
Veritone IPO
June 2017
Investment into Miso Robotics
July 2017
James Sanders Joins ACTG Board
Feb 2018
Board Formalizes Strategic Review Committee
Feb 2018
2nd Investment in Miso Robotics
March 2018
Paul Falzone & Joe Davis join ACTG Board
April 2018
Board Engages Investment Bank

- Mr. Graziadio leads the Office of the Chairman from December 21, 2015 until his official appointment as Executive Chairman in August 2016
- Mr. Graziadio implements an operational and organizational restructuring plan that creates a stable, strong business once again
  - 70% reduction in headcount
  - 56% reduction in fixed G&A run-rate expense
  - 33% reduction in litigation expense as a percentage of revenue
- The Board and management develop and implement a new strategic plan for profitable growth
  - Invest in two growth oriented, disruptive technology companies: Veritone and Miso Robotics
- The Board identified four new, independent directors with skills tailored to the next phase of Acacia's growth

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RESEARCH CORPORATION

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Acacia’s Nominees are the Right Board Members for the Future Acacia’s Sidus/BLR’s Important Board Member Attributes Nominees Nominees Deep experience managing patent litigation and settlements ✓ NONE Informed and comprehensive views of Acacia’s industry and business ✓ NONE Architects of Acacia’s new technology investment strategy ✓ NONE Experience sourcing and investing in private technology companies ✓ NONE Success leading growth-oriented operating businesses ✓ NONE Large personal ownership stake in Acacia ✓ NONE Collaborative and inquisitive business style ✓ NONE Public company corporate governance experience ✓ ✓ 10

Part I: Acacia is a Leader in the Patent Licensing and Enforcement Industry

Acacia is a Leader in Patent Licensing and Enforcement . $343 million in licensing revenues over the last three years – the most among pure-play patent licensing and enforcement companies (“Pure-Play Companies”)* . $49 million in cash from operations from licensing and enforcement over the last three years – second highest among Pure-Play Companies** . $1.4 billion of licensing revenues since inception - 1,550 license agreements executed -193 patent portfolio programs . Partners have included leading technology companies, scientists, entrepreneurs and universities 3-Year Aggregate Licensing Revenues - Pure-Play Companies 3-Year Aggregate Cash from Operations - Pure-Play Companies ACTG QTRH QTRH ACTG PCOA PCOA NTIP NTIP FNJN FNJN DSS MARA Acacia $49 million INVT Acacia $343 million ENIP VHC MARA PRKR INVT WLKR SPEX SPEX WLKR PRKR ENIP VHC REVO REVO $0 $50 $100 $150 $200 $250 $300 $350 -$70 -$50 -$30 -$10 $10 $30 $50 $70 $90 $110 ($s millions) ($s millions) Source: SEC filings, CapitalIQ Acacia has a rich history and a strong foundation to build upon * Companies identified in RPX Q4 2014 Public PAE Report with fewer than 300 employees: ACTG, DSS, ENIP, FNJN, INVT, MARA, PCOA, PRKR, QTRH, REVO, SPEX, VHC, WLKR ** Fiscal year licensing revenues and cash from operations; cash from operations excludes QTRH patent portfolio sales of $48.3 million 12

Legislative and Legal Changes Have Significantly Impacted the Industry “We’ve gone full circle from a very pro-licensing environment to an anti-licensing environment.” (David Pridham, CEO Dominion Harbor Group, in Bloomberg, 2016)  A new federal law substantially impairs the ability of “Non-practicing entity (NPE) litigation filings in non-practicing entities to enforce patents 2017 continued an erratic downward slide from their peak in 2011” (RPX, 2018)  The new Patent Trial and Appeal Board (PTAB) makes invalidating patents easier for defendants “It has become increasingly difficult for PIPCOs  Various legal opinions made patent prosecution to successfully enforce their patents, harder and challenges to patents easier causing many PIPCO valuations to plummet.” (Intellectual Asset Management, 2016) “The U.S. patent system has fallen to 12th place… [on the U.S. Chamber of Commerce Global Innovation Policy Center Index]. This comes after last year's surprising fall from first to 10th place, tied with Hungary.” (Licensing Executives Society (USA and Canada), Inc., 2018) Cases brought by patent licensing and enforcement companies have dropped by more than half since 2011* This has had a direct and significant effect on the profitability and value of these companies *Source RPX See Appendix for a list of new laws and legal precedents on patent enforcement 13

Impact of New Laws and Legal Precedents District Court Patent Defendants Added and % Change in TSR of Acacia and Pure-Play Companies 120% 8,000 America Invents Act (September 16, 2011) PTAB Established (2012) 7,500 100% * Alice v. CLS 7,000 (2014) 6,500 80% In Re Couzzo and Teva v. Sandoz (2015) 6,000 60% TC Heartland 5,500 v. Craft (2017) 5,000 40% 4,500 Value as a % 8, ofValuation 2011 July Value 4,000 20% 3,500 District Court Patent Defendants Added Annually Defendants Court Patent District 0% 3,000 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 District Court Patent Defendants Added Acacia Stock Price Pure-Play Companies Source: RPX, CapitalIQ; Pure-Play Companies market capitalization weighted; see Appendix for a list of new laws and legal precedents on patent enforcement * Represents date of peak value of indexed Pure-Play Companies 14

TSR Performance of Patent Licensing and Enforcement Companies TSR at Patent Licensing and Enforcement Companies With Fewer Than 300 Employees* . Over the last 10 years, Pure-Play Exited Sector Companies have lost a median of 98% of their peak stock value; Acacia has fared modestly better, losing 93% at its trough 0% -10% -20% . Almost one quarter of comparable patent licensing and enforcement companies -30% have exited the patent business entirely -40% -50% . For relative comparison, Pure-Play -60% Companies as a group have declined approximately 80% over the last five years -70% while the Nasdaq Composite increased -80% 110% and the Nasdaq-100 Technology -90% Index increased 168% Years 10 Last Trough, to Peak Price Stock From TSR -100% -93% -98% -97% Percentages represent total shareholder return from peak stock price over last ten years to trough stock price Source: CapitalIQ, SEC filings * 5-year performance as of May 18, 2018 15

Nearly all Pure-Play Companies Have Changed Strategy, Exited the Sector or Effectively Ceased Operations

- Faced with a significantly changed legal environment, nearly all Pure-Play Companies have changed their business model and strategy
- Common transformation approaches in the industry have been either to make investments in technology companies or engage in transformational acquisitions
- Acacia has significantly slowed its acquisitions of IP portfolios because very few attractive patent portfolio acquisition opportunities are available
- Most Pure-Play Companies, like Acacia, cannot liquidate due to ongoing partnerships with, and obligations to patent partners. Many of these companies have valuable assets, including tax assets and technology expertise

Companies That Have Diversified	
Company (f/k/a)	Market Cap ($M)**
Quarterhill (Wi-LAN)	$208.8
Acacia	197.5
Pendrell (ICO)*	167.2
VirnetX	193.6
Finjan	81.8
Network-1*	66.4
Marathon	28.4
DSS	24.9
ParkerVision	18.8
Walker (Patent Properties)*	10.3
Spherix	9.1
Companies That Did Not Diversify	
Inventergy	0.4
Endeavor	0.2
Revolutionary	Delisted***
Companies That Exited the Sector	
SITO (Single Touch)	102.2
Great Elm (Unwired Planet)	95.0
ITUS (CopyTele)	61.5
XpresSpa (FORM/Vringo)	11.3

acacia RESEARCH CORPORATION

* Pendrell, Network-1 and Walker have each changed strategy and taken steps to identify acquisitions or investments with cash flow but have not completed a transaction.
** Market Capitalization as of May 18, 2018
*** Delisted May 1, 2018
See Appendix for detailed description of changes in strategy adopted by patent licensing and enforcement companies in recent years

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Part II: Acacia’s Decisive Response to a Changing Industry

The Acacia Board is Extremely Active and Engaged In 2016 and 2017, Acacia’s Board met numerous times through informal board meetings, committee calls and formal in-person board meetings to evaluate alternative paths for the business • The Board is committed to leveraging Acacia’s existing assets and expertise to create stockholder value while not jeopardizing the Company’s IP assets and revenue streams • In February 2018, the Board formalized its Strategic Review Committee, with Ted Walsh as Chairman, to identify, review and evaluate potential strategic opportunities • The Company has engaged a leading technology-focused investment bank to assist in executing its strategy and advise on potential transactions 18

Significant Restructuring of the Patent Licensing Business . In the face of industry headwinds, Acacia has transformed its patent licensing business . Acacia has found it increasingly difficult to find attractive patent portfolios for acquisition - It has become more difficult to value portfolios and to generate revenue from them - Acacia has reduced the number of patent portfolio acquisitions; few meet our strict investment criteria . Acacia “triaged” its patent litigation cases, successfully resolving and maximizing revenue from dozens of portfolios - Acacia is still pursuing numerous portfolio licensing programs with good prospects - Acacia is also a defendant or counter-claim defendant in a number of patent and related cases . Acacia has dramatically reduced its fixed operating expenses and reduced headcount - Significantly reduced operating expenses - 56% cut in fixed G&A run-rate expense - 70% reduction in headcount - 33% reduction in litigation expenses as a percentage of revenue - $108 million of cash from operations generated since 2016* Since 2016 Acacia has undertaken an extensive operational and organization restructuring to reduce costs and efficiently monetize existing IP assets * Does not include impact of March 31, 2018 current liabilities of $49 million 19

Acacia’s Diversification Strategy: Value-Added Technology Investments Technology Investing Has Been Part of Acacia’s DNA Since it Was Founded in 1993 . Acacia’s Key Strengths − Understanding complex technologies and their commercial applications − Evaluating and investing in technology patents − Securing and protecting technology IP from patent violations − Strong referral network of technology industry experts, entrepreneurs and C-suite executives − Deep financial and operational experience − Cash balance of $180 million − Significant tax assets: $172 million in NOLs and $52 million in foreign tax credits . The Opportunity in Partnering and Investing in Growth Technology Companies − Acacia’s referral network provides excellent and early access to technology investment opportunities − The Board’s and management's technology investing experience is supplemented by long-standing relationships with other technology investors, scientists, entrepreneurs and business leaders − The current fast pace of disruptive technological evolution is creating attractive investment opportunities for Acacia in AI, robotics, blockchain and many other dynamic areas of high-tech growth − Acacia has deep experience and expertise that makes us a value-added investor, including: identifying key technologies, securing intellectual property rights, valuing intellectual property, structuring financing, building high-performance organizations and cultivating a sophisticated investor base Acacia identifies many of its investment opportunities through the vast network of relationships the Company has built since 1993 as a leader in patent licensing and enforcement 20

Acacia's Targeted Technology Sector and Investment Criteria . Due to the radical pace of change in many high-tech sectors, Acacia believes that this is a very good time to be a value-added investor . Based on Acacia’s depth of expertise and the insights obtained from Acacia’s research and relationships, the Company is focusing its investing efforts in the following sectors: − Artificial Intelligence (AI) − Machine Learning − Machine Vision − Robotics − Blockchain Technologies . Within these sectors Acacia has developed strict criteria to apply in its investment decision process − Proprietary, proven technology; strong preference for patentable technologies or patent protection − Large addressable market for application of the technology − Identified and enthusiastic customer base − Outstanding management team with strong track record and capital invested − High quality co-investors − Institutional quality IT/MIS, compliance systems − Organizational ability to execute business plan − Ability of Acacia to add synergistic value for growth − An investment not otherwise available to Acacia stockholders 21

Value-Added Technology Investments Have Shown Early Success Acacia’s Rigorous Evaluation and Due Diligence Process Investment thesis and long-term value expectation Industry: Artificial Intelligence (AI) Robotics and AI Industry attractiveness and Investment Date(s): August 2016; May 2017 June 2017; Feb 2018 competitive positioning Status at Investment: Private with revenues Private without revenues IP attractiveness; management Pre-Money $7.5 million June 2017; $30 $117 million August 2016 strength, ability to add value Investment Value: million Feb. 2018 Investment Size: $54 million $2.25 million and $6 million Business plan examination; P&L forecasting, capital requirements Other Partnership IP licensing partner IP licensing partner Attributes: Went public in May 2017; Privately held; launched new Partnership synergies Current Status: Acacia ownership currently product in May 2018 valued at $104.3 million* $50.3 million $3.6 million Unrealized Profit:* Valuation and Investment +93% +44% Decision * As of May 18, 2018; Miso valuation based on last private investment round valuation 22

Acacia’s Refreshed Board of Directors 2016 2018 Class III Up for Election In 2018 Louis Graziadio Ted Walsh Louis Graziadio Matthew Vella Joined 2002 Joined 2016 Class II William Anderson Paul Falzone William Anderson Edward Frykman Joined 2007 Joined 2018 Class I Fred deBoom James Sanders Joseph Davis Robert Harris Fred deBoom Joined 1995 Joined 2017 Joined 2018 Acacia’s Board is currently comprised of seven fully-engaged and highly skilled independent Board members 23

Acacia’s Engaged Board is Well-Balanced with Critical Skills to Build Value Tech Senior Entrepre- Board Member Finance Accounting Litigation M&A Investing Management neurship Louis Graziadio (68) ✓ ✓ ✓ ✓ ✓ ✓ Fred deBoom (82) ✓ ✓ ✓ ✓ ✓ ✓ ✓ William Anderson (59) ✓ ✓ ✓ ✓ ✓ Ted Walsh (52) Joined 2016 ✓ ✓ ✓ ✓ ✓ ✓ James Sanders (61) Joined 2017 ✓ ✓ ✓ ✓ Joseph Davis (66) Joined 2018 ✓ ✓ ✓ ✓ Paul Falzone (44) Joined 2018 ✓ ✓ ✓ ✓ ✓ Acacia’s deliberate and thoughtful Board refreshment since 2016 has resulted in the addition of four new directors with the critical skills necessary to execute the Company’s new growth strategy 24

Acacia’s Corporate Governance . Carefully developed, independent, Board with skills and experience in critical areas − Appropriate balance between longer serving and newer members − Added investing and audit skills as part of transformation strategy − The Board worked methodically over 18 months to identify and vet two new board members before their appointment in 2018 . Board and management collectively own 11% of Acacia’s stock − Mr. Graziadio has purchased $5.4 million of Acacia stock in the open market − Mr. Walsh has purchased $1.6 million of Acacia stock in the open market . Our staggered Board has historically been necessary to protect stockholders because of the nature of our patent business − Acacia is regularly in litigation with much larger companies (e.g. Apple, Alcatel, Motorola) which could threaten to take over companies like Acacia as part of their litigation defense and general IP management strategy − Acacia’s Board is committed to eliminating the classified board structure in the future when it is determined to no longer be necessary to protect Acacia’s IP assets Acacia's Board emphasizes highly qualified, independent Board members, active refreshment of the Board, share ownership by Board and management, pay-for-performance, equity oriented/incentive based compensation, open dialogue with all stockholders and rigorous oversight by the Board 25

Acacia’s Compensation Philosophy . In 2015, we retained a compensation expert and engaged in a rigorous review of our compensation policies − Extensive stockholder engagement and outreach in 2015 and 2016, focused on compensation − In-person meetings and conference calls with key institutional stockholders − Engaged Pearl Meyer, a nationally recognized executive compensation advisory firm − Close alignment of executive compensation with corporate performance − Established specific performance milestones and targets − Designed new performance-based cash and equity executive compensation programs . Our entire compensation program was replaced, including the following changes: − We no longer use stock awards (which reward management even if the stock does not appreciate) − We often use options that only vest if Acacia’s stock price appreciates significantly Say on Pay Vote Results We received strong stockholder support for our 94% FOR 97% FOR compensation programs following these changes: 100% 80%  94% Vote FOR our compensation plan in 2016 60% 40%  97% Vote FOR our compensation plan in 2017 20% 0% 2016 2017 Acacia is committed to implementing a best-in-class executive compensation program tied to clear, high-value goals and stockholder value creation 26

Louis Graziadio’s Compensation . Mr. Graziadio has been our Executive Chairman since August 1, 2016 − In December 2015, our CEO and President resigned − The Board formed an Office of the Chairman, including Mr. Graziadio, to assist our interim CEO − On August 1, 2016, the Board disbanded the Office of the Chairman and appointed Mr. Graziadio Executive Chairman − Mr. Graziadio has been working nearly full-time since December 21, 2015, effectively acting as the Company’s chief executive without taking a salary . During the period that the Office of the Chairman was active, Mr. Graziadio devoted time and energy far in excess of what is customary for a director and received no direct compensation (other than standard Director fees) − Mr. Graziadio’s company, Second Southern, also incurred substantial direct costs for office space, admin services, IT, etc. − Consequently, in August 2016, the Board approved a $250,000 payment to reimburse Second Southern for expenses incurred from December 2015 through August 2016 . When appointed Executive Chairman, the Board approved the following compensation for Mr. Graziadio − No direct salary − 700,000 options as an onboarding grant that vests on the achievement of stock performance targets* − $250,000 per year in annual estimated expense reimbursement to Second Southern . $125,000 in 2016 for expenses from August through December . In 2016, Mr. Graziadio also received standard director fees * Tranche’s do not vest unless Acacia’s 30-day average trading price exceeds $7, $8, $9 and $10 27

Mr. Graziadio's Compensation

All onboarding options are subject to stock price-based vesting

2016 TOTAL COMPENSATION

(Valued for reporting purposes at $2.4 million)


Onboarding Option Grant
71%
Reimbursement for Services Dec. 2015 through July 2016
11%
Reimbursement for Services Aug. 2016 through Dec. 2016
5%
Director's Option Grant
10%
Director's Fees
3%

2017 TOTAL COMPENSATION

(Valued for reporting purposes at $0.5 million)


Reimbursement for Services
47%
Director's Option Grant
23%
Director's Fees
15%
Unrealized Profits Interest in Veritone
15%

- 71% of Mr. Graziadio's 2016 total compensation was an onboarding grant of performance-based options
- The onboarding options, which expire in 2020, only vest if our stock price exceeds $7, $8, $9 and $10
- The onboarding grant will be worth approximately $270,000 to Mr. Graziadio if Acacia's stock doubles from its April 30, 2018 closing price to $7.30, creating more than $180 million in value for current stockholders

If 30-Day Avg. Stock Price	% Over Current* Stock price	Shareholder Value Created* ($s millions)	Value of Options† ($s millions)
$3.00	na	na	$0.0
$3.65	0%	$0.0	0.0
$4.00	10%	17.7	0.0
$6.00	64%	119.0	0.0
$7.30	100%	184.8	0.3
$8.00	119%	220.3	0.8
$10.00	174%	321.6	3.0

** In excess of closing price on April 30, 2018 of $3.65 per share*
† Four tranches of 175,000 options vest when 30-day average price exceeds each of $7, $8, $9 and $10
Source: Company management, SEC filings, CapitalIQ

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Veritone Investment: Management’s Incentive Compensation Program Acacia Holdings in Veritone . The Board of Directors developed an incentive Shares % program specific to the Veritone investment Common Stock (directly held) 4,119,521 79% Warrants (directly held) 311,032 6% - Acacia management is very involved in creating value 60% Interest in Warrants (held by AIP) 485,640 9% at Veritone and the incentive program aligns incentives 40% Profits Interest in Warrants (held by AIP) 323,760 6% - Four Acacia senior managers have the opportunity to Total Common Stock and Warrants 5,239,953 100% participate in a profits interest of up to 6% of Acacia’s Note: aggregate cost basis of all Acacia securities held in Veritone is $54M; exercise price of all warrants is $13.61 (as of 12/31/17) gain in the sale of Veritone stock and warrants* - Structured as profits interests in a wholly-owned Acacia Profit and Incentive Interest in Veritone subsidiary, AIP Operation, LLC (“AIP”) $200 . This structure was designed with the assistance of $181 Pearl Meyer, a nationally recognized compensation $156 consultant $150 $132 . $107 Management’s profits interests have no value unless $100 and until 100% of invested capital is returned to $83 Acacia and Acacia realizes a profit and positive IRR* $58 $50 . For illustration purposes, if Acacia sells Veritone at $33 $9 $10 $12 $4 $5 $7 $30 per share, Acacia generates $83 million in profit $0 $9 $2 $0 Profit on Veritone Investment ($s million) ($s Investment Veritone on Profit $0 and management’s total profits interest would be ($13) worth $5 million $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 ($50) Realized Stock Price Acacia Profit Incentive Interest * Assumes all Veritone stock and warrants are sold at the same price 29

The Importance of Maintaining A Healthy Cash Balance . As of March 31, 2018 Acacia held $180 million in cash, cash equivalents and short-term investments . Our business requires us to maintain a robust cash balance for several reasons, including: – To effectively advance Acacia’s patent licensing and enforcement business . The counterparties to our litigation are large, well-financed companies with substantially greater resources . To be regarded as a credible plaintiff, it is essential that we have sufficient capital to pursue litigation through trial and a possible appeal process – We are contractually obligated to enforce our licensed IP and therefore must pursue all reasonable licensing opportunities – Acacia is a defendant in several cases it must defend – Cash may be needed for unexpected adverse court judgments – For strategic investments into high-growth companies in potentially disruptive technology areas . Acacia announced a $20 million stock repurchase program on February 13, 2018 – Repurchase represents 10% of Acacia’s market capitalization – Stock purchases will be funded through cash on-hand and operational cash-flow Acacia has repurchased approximately $4 million worth of ACTG stock under the new $20 million buyback program 30

Summary of Results Under Acacia’s New Leadership . Strong results from patent licensing business − $280 million of revenue since 2016; $62 million generated in Q1 2018 − $108 million of cash from operations generated since 2016* . Significant cuts in expenses − 70% headcount reduction – only 13 employees remain − 56% cut in fixed G&A run rate expenses − 33% reduction in litigation expense as a percentage of revenue . Refreshed Board of Directors and updated compensation practices – New, independent directors added with relevant experience to assist the execution of the Company’s new strategy – Compensation programs that are aligned to the creation of stockholder value . Successful Investments in Veritone and Miso Robotics − Veritone investment has an unrealized gain of $50 million (+93%)** − Miso Robotics investment has an unrealized gain of $3.6 million (+44%)** . Clearly defined strategy to deliver long-term value to stockholders − Significant backlog of investment and partnership opportunities − Strong cash balance to support patent business, take advantage of investment opportunities, and repurchase shares Acacia’s new management team is focused on maximizing cash flow from the patent licensing business and partnering with high growth technology companies * Does not include impact of March 31, 2018 current liabilities of $49 million ** As of May 18, 2018; Miso valuation based on last private investment round valuation 31

Part III: Sidus/BLR's Misleading Accusations and Self-Serving Agenda

We Have Attempted to Maintain a Constructive Dialogue with Sidus/BLR

- Over the last six months there have been numerous discussions in person, by phone and via email
  - Discussions have been frank and cordial
  - Sidus/BLR have failed to provide any thoughtful ideas about improving Acacia
- We have worked hard to avoid a contested election:
  - Attempted to provide Sidus/BLR with a better understanding of our business
  - Offered an open invitation (four times) for Sidus/BLR nominees to meet with Acacia's Board
  - Explained Acacia's compensation plan
  - Offered to put Alfred Tobia from Sidus and a mutually agreed upon Director on the Board; offer declined
- Acacia believes that its nominees are much better suited to help create long-term stockholder value than Sidus/BLR's nominees
  - Patent prosecution and high-tech investing experience
  - Senior management and business operating experience
  - Long-term view on value creation
  - Substantial personal share ownership
- Sidus/BLR have been wrong about Veritone
  - They wanted us to sell Veritone
    - Sidus referred to it as an "awful co. … could be a $0"
    - Mr. Press referred to it as a "Misbegotten enterprise" with "hopeless prospects"
  - Veritone stock has since increased by more than 50% to approximately $22 per share, creating $50M+ in value for Acacia

Acacia's Board and management team have spent a significant amount of time with Sidus/BLR

Sidus/BLR have not identified any skills missing from Acacia's Board and failed to articulate any strategy to create long-term, sustainable value

We offered to add Alfred Tobia and another mutually agreed upon second director to the Board but the offer was rejected

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Sidus/BLR’s Agenda is Wrong for Acacia During the many discussions with Sidus/BLR, the only proposal they have made is to execute a large share repurchase program funded by current cash and proceeds from the proposed sale of Veritone shares . A prudent cash balance is a critically important asset for Acacia’s patent licensing and enforcement business − Gives Acacia credibility in conducting litigation to enforce patents against well capitalized counterparties − Enables Acacia to fulfill our obligations with our patent partners and to robustly defend patent claims and counterclaims − Ensures Acacia can manage through any unexpected litigation related liabilities . Cash availability is also an essential asset for our partnership/investment business − Enables Acacia to exploit our key strengths and capitalize on technology partnerships and investing opportunities . Sidus/BLR’s agenda is short sighted and driven purely by a short-term, speculator’s mindset − Proposals reflect a desire to create a short-term rise in price and volume − Demonstrates a lack of understanding of the capital requirements that are distinct to Acacia − Acacia would be left with high financial risk and a fundamentally weaker patent and partnership businesses . Acacia has a $20 million share repurchase program already in place − Approximately 1.0 million shares, worth $3.7 million have been repurchased since May 3, 2018 Sidus/BLR’s proposal is fundamentally flawed and, in our opinion, will destroy long-term value 34

Sidus/BLR Nominees Will Not Add Value to Acacia’s Board  General Partner of Hedge Fund Sidus Investment Management, LLC  No experience in patent licensing  No experience in direct/private equity investing  Money-losing track record – only public board experience at Harte Hanks, an approximately $60 million enterprise value business, which has lost 11% of its value since he joined the Board in July 2017* Alfred V. Tobia  Responsible for a small (less than $100 million) investment portfolio  Owns no Acacia stock  Partner and Managing Member of Hedge Fund OPP, LLC  No experience in patent licensing  Has not been involved in private equity for 15 years  Money-losing track record as a board member: Coherent (-3%), Quantum (-19%), Stewart Information Services (-7%), High Voltage Engineering (bankruptcy)*  Board experience is defined by executing activist agendas. Drive Shack (Activist: BLR), Quantum (Activist: Starboard), Stewart Information (Activist: Starboard), Seabright (Activist: Clifford Press BLR); settlements with Front Yard Residential (Activist: BLR), Integrated Silicon (Activist: Starboard)  Owns no Acacia stock Replacing two engaged board members – who both have a significant investment in Acacia – with two individuals that have no relevant knowledge about our business and no personal stock ownership could be harmful to Acacia and shareholders * TSR performance through April 30, 2018 35

Sidus' and BLR's Claims are Misguided and Misleading

Claim	Fact
Acacia has underperformed the market because of a "lack of effective oversight"	• Acacia's TSR performance was driven by unforeseeable legal changes, not decisions by management or a lack of oversight. The Board's decisive actions over the last two years have protected value. • The Board has taken strong and decisive action including setting an entirely new strategy for Acacia, cutting costs and originating and closing direct investments in growth technology companies.

On a comparable basis, over the past 10 years, Acacia has outperformed Pure-Play Companies

- Sidus/BLR's comparison of Acacia's stock performance relative to the Nasdaq Composite and the Nasdaq-100 Technology Sector Index is misleading and inappropriate because Acacia and the patent licensing industry overall have been harmed by legal reforms that do not impact the boarder market or technology companies.

Nasdaq Composite and Nasdaq-100 Technology Sector v. Acacia and Pure-Play Companies

	5-Year	10-Year
Nasdaq Composite	+113%	+202%
Nasdaq-100 Tech. Sector Index	+173%	+279%
Acacia Research (TSR)	-81%	-9%
Pure-Play Companies	-78%	-69%

Source: CapitalIQ; through May 22, 2018; Pure-Play Companies market cap. weightd



Pure-Play Companies v. Nasdaq Composite and Nasdaq-100 Tech. (Last 5 Years)
% Change in TSR Stock Price
180%
80%
-20%
-120%
May-13
May-14
May-15
May-16
May-17
Nasdaq-100 Tech. +173%
Nasdaq Composite +113%
Pure Play Companies -78%
Acacia -81%

Source: CapitalIQ

36

Sidus' and BLR's Claims are Misguided

Claim	Fact
Acacia's Board and management are not qualified to execute its new strategy.	• Technology investing has been Acacia's core competence since 1993. • Investments in Veritone and Miso were the result of extensive diligence by Acacia's management and Board. • Veritone and Miso are currently valued substantially in excess of cost, with considerable upside potential. • Our direct partnering and investing strategy leverages the Board's expertise in sourcing investments, evaluating complex businesses, managing fast growing organizations and realizing the full value of IP.
Mr. Graziadio's compensation is excessive and stockholders have been misled about it.	• Mr. Graziadio's compensation as our Executive Chairman consists of: no salary, up to $250,000 in annual reimbursement of expenses and stock options tied to value creation. • 71% of Mr. Graziadio's 2016 compensation was an onboarding incentive grant of options that only vest if our stock price substantially increases. Acacia's stock price must double for Mr. Graziadio's Market-Based options to be worth even $270,000. • Every element of Mr. Graziadio's compensation, and the rationale behind it, has been fully and repeatedly disclosed. • Our say-on-pay proposal was supported by 97% and 94% of the shares in 2017 and 2016, respectively.
Profits interests in a portion of our Veritone investment unfairly enriches Directors and officers.	• Profits interests in AIP only go to management and not Board members and represent a bonus pool of approximately 6% of the profits in Veritone.* • The profits interests are worthless unless and until Acacia receives 100% return of capital and a positive IRR.* • Sharing of profits is a standard incentive compensation practice and our program was designed by our compensation consultant Pearl Meyer.

acacia RESEARCH CORPORATION

* Assumes all Veritone stock and warrants are sold at the same price

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Sidus and BLR’s Claims are Misguided Claim Fact • Anti-takeover provisions are necessary to ensure that a litigation or licensing counterparty cannot take control of Acacia as a means of Acacia’s classified Board and anti-takeover avoiding negotiation or litigation. provisions hinder accountability. • The Board is committed to removing the classified board structure when it is determined to no longer be necessary to protect Acacia’s IP assets. • Our Board and each of our committees, including Nominating and Acacia’s Nominating and Governance Committee Governance, have had dozens of formal and informal meetings and calls only met once per year for the last 10 years and throughout the year. is dysfunctional. • Our newest directors were identified, vetted and interviewed multiple times by the entire Board over the course of 18 months. There was no proper search for new directors. • Our proxy statement contains the details of more than a half dozen meetings with Mr. Falzone before his appointment, for example. • Mr. Graziadio was appointed our Executive Chairman in August 2016 and The Board and Nominating Committee have has effectively served as the Company’s chief executive. failed in succession planning because they have not found a new CEO. • Prior to determining our optimal strategic path forward, we could not recruit, and did not need, a permanent CEO. 38

Sidus and BLR’s Claims are Misguided Claim Fact • Mr. Sanders’ legal background is essential to us given the nature of our business. • Our Board determined that Mr. Sanders’ relationship as outside counsel with one of Mr. Graziadio’s companies would not interfere with Mr. Sanders’ Mr. Sanders and Mr. Walsh are not independent. independent judgment. • Mr. Walsh serves on a private company Board with Mr. Graziadio – an exceedingly common occurrence on Boards. • Our Board determined Mr. Walsh is fully independent. Our newest directors, Mr. Davis and Mr. Falzone are “directly linked to Mr. Graziadio” and lack • Mr. Davis or Mr. Falzone have no prior links to Mr. Graziadio and were fully independence because Mr. Graziadio vetted by our entire Board before being invited to join the Board. “approached both of them about becoming directors.” 39

Sidus and BLR’s Claims are Misguided Claim Fact • We have never declined to engage with Sidus/BLR, as Sidus itself outlines Acacia has refused to engage with Sidus and in its proxy. And we have had extensive correspondence and calls with BLR and other stockholders and has not taken Sidus/BLR. Sidus/BLR’s nominees seriously. • We asked to meet with Sidus/BLR’s nominees four times and met with Al Tobia on May 21 and Clifford Press on May 24. • Veritone is an excellent investment and Acacia has a substantial unrealized profit on its investment and prospects for significant further appreciation. Acacia should sell Veritone stock and return • Without a strong cash balance the prospects for our company will decline. cash to stockholders. Infringing parties will be emboldened to engage in protracted litigation. • We are a defendant in litigation and have defense costs and, potentially, liability in these cases. 40

Claims/Facts

Claim	Fact
Mr. Graziadio has mistreated stockholders at BOSS Holdings	• Mr. Graziadio owns 60% of BOSS Holdings and has used his personal capital to save the company and keep its employees in their jobs. • BOSS stockholders have liquidity and the company's stock trades. • BOSS is profitable and its stock has consistent long-term appreciation. • BOSS TSR is 65.1% over 5-years, ended May 18, 2018 • BOSS has thrived and stockholder value was preserved by Mr. Graziadio.
Mr. Tobia has a "demonstrated ability to create value"	• The value of Harte-Hanks – Mr. Tobia's first and only public directorship – declined by 11% since the date he became a director on July 18, 2017 through April 30, 2018. Sidus/BLR unabashedly "cherry-picked" a date after Mr. Tobia joined the Board in order to show a gain in the stock price. • To our knowledge, Mr. Tobia did not promote or cause the declassification of the Harte-Hanks Board. • Mr. Tobia's only other credential is having been a securities analyst at three different firms and then managing a small equity portfolio at Sidus. • At one time, Sidus managed an investment portfolio valued at more than $350 million; today the value of Sidus' investment portfolio is less than $100 million

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Claims/Facts

Claim	Fact
Mr. Press has a "demonstrated record of driving positive results at public companies"	• TSR of -3% at Coherent, Inc. during Mr. Press' tenure as a director* (and -11.0% measured from the date Mr. Press' fund filed its first 13D). Incredibly, Sidus and BLR highlight the appreciation of Coherent stock in the five-year period after Mr. Press left the board. • TSR of -19% at Quantum Corp. since Mr. Press joined the Board in April 2016*. • TSR of -7% at Stewart Information Services since Mr. Press joined the Board in October 2016.* • Mr. Press served for 15 years as a director and officer of High Voltage Engineering Corp., which went bankrupt shortly before his departure. • Sidus and BLR credit Mr. Press with a sale process at SeaBright starting "shortly after" he joined the Board; however, SeaBright had a sale process running for over a year before Mr. Press joined the Board.** • Mr. Press' previous fund, Oliver Press Partners, was an investor in The Phoenix Companies starting with an activist campaign in 2008. By the time his fund's nominee stepped down from the Board on May 14, 2012, the Company had experienced a TSR of -93% and had to restate financial documents for three years.

acacia RESEARCH CORPORATION

* TSR performance through April 30, 2018
** Source: SEC Filings

42

Acacia and its Board are utilizing their technology expertise, investment experience, tax assets and cash to transform the business, increase profitability, and preserve and increase stockholder value  Acacia is a leading patent licensing company operating in an industry that is facing dramatically impaired market conditions  Acacia has aggressively pursued its new business strategy, including changes to management, the Board and compensation  Acacia has the right Board to execute the transition to the new business strategy  Sidus/BLR are short-term focused and will likely seek to distribute the company’s cash or liquidate the business, which is neither in stockholders’ best long-term interests nor feasible  Sidus/BLR’s nominees have NO relevant knowledge about our business or industry and have NO plan for building long-term value In our opinion, the replacement of Acacia’s two engaged and shareholder-aligned Directors with Sidus/BLR’s nominees will destroy value 43

VOTE the WHITE Proxy Card “FOR” Louis Graziadio and Frank “Ted” Walsh For additional information or assistance voting your shares please contact Acacia’s proxy solicitors 1290 Avenue of the Americas, 9th Floor 1407 Broadway - 27th Floor New York, NY 10104 New York, New York 10018 (888) 566-8006 (Toll Free) proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885 44

Appendix

Acacia Research Board of Directors



- ✓ Patent Enforcement
- ✓ Executive Experience
- ✓ Public Company Board
- ✓ Technology Investing
- ✓ Finance and Cap Markets

G. Louis Graziadio, III has been a director since February 2002. Mr. Graziadio, is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held California company involved in a wide range of investments and business ventures. Mr. Graziadio is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of work and hunting gloves, rainwear, rain boots, industrial apparel, pet products, specialty merchandise, and wireless accessories for electronic and mobile devices. From 1984 to 2000, Mr. Graziadio served as a director of Imperial Bancorp, the parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001. Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies in a number of different industries. Since 1978, Mr. Graziadio has been active in the restructurings of both private and public companies, as well as corporate spin-offs and IPOs. Mr. Graziadio also served as a director of True Religion Apparel, Inc., a publicly traded clothing company, until its sale in July 2013. Mr. Graziadio is also a member of the Board of Directors of World Point Terminals, Inc., which owns, operates, develops, and acquires terminal assets relating to the storage of light refined products and crude oil. Mr. Graziadio has also served on the Board of Directors of Veritone since August 2016.



- ✓ Executive Experience
- ✓ Public Company Board
- ✓ Technology Investing

Frank E. Walsh, III has served as a director since April 2016. Mr. Walsh is the manager of Jupiter Capital Management Partners, LLC and a founding partner of WR Capital Partners. Through Jupiter and WR Capital Partners, Mr. Walsh has extensive experience in the acquisition and financing of both public and private companies in the technology industry and many other industries. Mr. Walsh served on the board of directors and the audit and compensation committees of 1st Constitution Bank and 1st Constitution Bancorp, and currently serves as a director and audit committee member of World Point Terminals Inc. and as a director of Veritone. Mr. Walsh also serves as a trustee for St. Benedicts Preparatory School in Newark, New Jersey and Lehigh University in Bethlehem, Pennsylvania.

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Acacia Research Board of Directors



- ✓ Litigation Expertise
- ✓ Corporate Governance
- ✓ Capital Markets
- ✓ M&A Expertise

James F. Sanders has served as a director since July 2017. Mr. Sanders is a corporate lawyer currently engaged in private practice advising both public and private companies. From 1998 to March 2017, Mr. Sanders served as corporate counsel for Apex Oil Company, Inc., a St. Louis-based, privately held company with nationwide operations in petroleum trading, bulk storage, distribution and inland marine transportation. From 2006 through July 2015, he also served as corporate counsel for FutureFuel Corporation, an NYSE-listed manufacturer and distributor of biodiesel and chemical products, with primary responsibility for corporate governance and SEC public reporting. Since October 1998, Mr. Sanders has served as secretary and outside general counsel of Boss Holdings, Inc., a distributor of work gloves, work apparel, pet products, wireless accessories and promotional products. From 1990 to 1998, Mr. Sanders was an associate then partner at Lewis, Rice & Fingersh in St. Louis. He holds a B.S. degree in business administration (summa cum laude) and an M.B.A. in finance from St. Louis University School of Business Administration, as well as a J.D. degree from St. Louis University School of Law.



- ✓ Accounting and Audit
- ✓ Corporate Governance

Joseph E. Davis has served as a director since March 30, 2018. Mr. Davis currently serves as the Chief Executive Officer of ETONIEN, LLC, a financial consulting firm that he co-founded in July 2008. Prior to co-founding ETONIEN, Mr. Davis was the Managing Partner of the Los Angeles practice for Tatum LLC, an executive services and consulting firm, from December 2004 to July 2008. Prior to joining Tatum, Mr. Davis was a partner with KPMG for 27 years. Mr. Davis is currently a Board Member for the Los Angeles Regional Food Bank. He also served as the Chairman of the Finance Committee for The Los Angeles Regional Food Bank from 2011 to 2018. From 2005 to 2011, Mr. Davis served as a Board Member and Audit Committee Chair for Dorado Network Systems Corporation, a venture capital backed, Silicon Valley company in the software applications market space. Mr. Davis is a CPA in California, New York and Ohio. He also holds a B.A. in History/ Political Science from Butler University, a B.S. in Accounting from Arizona State University and a Master's in Business Taxation from the University of Southern California.

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RESEARCH CORPORATION

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Acacia Research Board of Directors



- ✓ Patent Enforcement
- ✓ Finance and Cap Markets

Fred A. deBoom has served as a director since February 1995. Mr. deBoom has been a principal in Sonfad Associates, an Orange County-based firm which is involved in mergers and acquisitions, private debt and equity placements, strategic and financial business planning, bank debt refinance and asset based financing, since 1995. Previously, Mr. deBoom served for five years as a Vice President of Tokai Bank, for eight years as a Vice President of Union Bank, and for twenty-two years as a Vice President of First Interstate Bank. Mr. deBoom received a B.A. degree from Michigan State University and an M.B.A. degree from the University of Southern California.



- ✓ Executive Experience
- ✓ Board Experience
- ✓ Finance and Cap Markets
- ✓ Law and Litigation
- ✓ M&A Expertise

William S. Anderson has served as a director since August 2007. Mr. Anderson currently serves as Founder and Chief Executive Officer of First Beverage Group, a privately held company founded by Mr. Anderson in 2005 which provides financial services to the beverage industry. Mr. Anderson also now serves as Chairman of Topa Equities, Ltd. and Topa Insurance Group. Mr. Anderson served as Executive Vice-President of Topa Equities, Ltd., a diversified holding company and beer distributor group, from 1991 to 2004. Prior to joining Topa, Mr. Anderson was an attorney with O'Melveny & Myers in Los Angeles. Mr. Anderson has served on the board of directors of Topa Equities, Ltd. since 2008, on the board of directors of Topa Insurance Group since 2013, on the board of directors of Purity Organic, LLC, an organic fruit juice company, since 2011, on the board of directors of Health-Ade Kombucha since 2013, and on the boards of directors of GEM&BOLT and Experience Camps since 2017. Mr. Anderson received his B.A. degree from Bowdoin College in Brunswick, Maine and his J.D. from the University of California, Los Angeles School of Law.



- ✓ Executive Experience
- ✓ Technology Investing
- ✓ Finance and Cap Markets

Paul Falzone has served as a director since March 30, 2018. Mr. Falzone is currently the Managing Partner of Manifest Investment Partners, a growth equity fund focused on tech-enabled services and business-to-business software companies. Prior to joining Manifest, Mr. Falzone was President and Chief Growth Officer of Brand Networks, a large global pure-play social media software company, from 2012 to 2016. From 2007 to 2010,Mr. Falzone was President of SDI Media, a language localization software and services company. Prior to joining SDI, Mr. Falzone was President of MediaMix Marketing, an Internet marketing company, from 1998 to 2002. Mr. Falzone serves as Vice Chairman on the board of directors for Brand Network. He also serves on the boards of directors of several of Manifest's portfolio companies and MPI Cognition, an innovative healthcare practice focused on reversing the effects of the Alzheimer's disease. Mr. Falzone received a B.A. and graduated with honors from Northwestern University.

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Acacia Research Management Robert B. Stewart, Jr. joined Acacia Research Corporation in August 1997 as Vice President. In August 2004, Mr. Stewart was appointed our Senior Vice President. On April 19, 2017, Mr. Stewart was appointed our President upon the resignation of Mr. Key. Mr. Stewart received a B.S. degree from the University of Colorado at Boulder. Clayton J. Haynes joined Acacia Research Corporation in April 2001 as Treasurer and Senior Vice President, Finance. In November 2001, Mr. Haynes was appointed our Chief Financial Officer. From 1992 to March 2001, Mr. Haynes was employed by PricewaterhouseCoopers LLP, ultimately serving as a Manager in the Audit and Business Advisory Services practice. Mr. Haynes received a B.A. degree from the University of California at Los Angeles, an M.B.A from the University of California at Irvine Paul Merage School of Business and is a Certified Public Accountant (Inactive). Edward J. Treska joined Acacia Research Corporation in April 2004 as Vice President. He was appointed Secretary in March 2007, General Counsel in March 2010 and Senior Vice President in October 2011. On April 19, 2017 Mr. Treska was appointed Executive Vice President upon the resignation of Mr. Key. Prior to joining us, Mr. Treska served as General Counsel, Director of Patents and Licensing for SRS Labs, Inc., a technology licensing company specializing in audio enhancement, between 1996 and 2004. Prior to joining SRS Labs, Mr. Treska practiced law at the intellectual property law firm of Knobbe, Martens, Olson & Bear and prior to law school was a design engineer with the former TRW Space & Technology Group. Mr. Treska is a registered patent attorney who received a B.S. degree in Electrical Engineering from Colorado State University and a J.D. degree from the University of San Diego School of Law. Mr. Treska has also served on the Board of Directors of Veritone, Inc. since August 2016. 49

Impact of New Laws and Legal Precedents on Patent Enforcement Event Consequences Leahy-Smith America Invents Act • Increased need to bring individual actions against individual infringers, often for (2011) individual actions or activities – increased the cost and risk of litigation • Introduced inter-partes review (IPR) – established that patents can be challenged before the USPTO Patent Trial and Appeal Board (PTAB) prior to litigation • Change from “first to invent” to “first to file” system PTAB Established (2012) • IPR have led to increased risk to patent holders and shift in certain patent-related litigation to costly administrative proceedings Alice Corp. v. CLS Bank (2014) • Established a higher standard for patentability of software and business method patents • As a result, industry-wide revenue decreased as patents were declared invalid In Re Couzzo Speed Techs. (2015) • PTAB may use a higher standard of review – increased findings of invalidity • As a result, industry-wide revenue decreased as patents were declared invalid Teva v. Sandoz (2015) • Claims construction may be reviewed de novo on appeal – increasing the cost and uncertainty of litigation TC Heartland v. Kraft Foods (2017) • Infringement lawsuits must be filed where the defendant resides – diverse forums are less predictable, add costs and may be less receptive to infringement actions Uniloc v. Microsoft (2011) • Significantly and negatively impacted the damages available to prevailing plaintiffs in patent cases 50

Changes in Strategy Adopted by PLE Companies in Recent Years

Company (f/k/a)	% IP Rev.	Empl's	M/C* ($MM)	Notes
Patent Licensing and Enforcement Companies with <300 Employees (Pure-Play Companies)				
Quarterhill (Wi-LAN)	75%	<106**	$208.8	• Acquired International Road Dynamics in 2017 (73% of workforce) and rebranded
Acacia	100%	13	197.5	• Invested in Veritone in 2016, Miso Robotics in 2017 and Bitzumi in 2018
Pendrell (ICO)	100%	12	167.2	• Now seeking acquisitions with "solid stable income streams"; divested patents in 2017
VirnetX	100%	21	193.6	• Only $1.5 MM of revenues per year 2015-2017
Finjan	100%	10	81.8	• Invested in cybersecurity VC funds in 2013 and launched a new advisory business in 2015
Network-1	100%	5	66.4	• Now seeking "other strategic alternatives" beyond patent acquisitions
Marathon	nm	3	28.4	• Currently acquiring two cryptocurrency companies (2018)
DSS	9%	98	24.9	• 91% of revenues from printed products
ParkerVision	nm	45	18.8	• Began selling consumer WiFi products in 2017; 56% of workforce is in R&D
Walker (Patent Prop.)	nm	4	10.3	• Retained an investment bank for acquisitions in 2017; exited innovation in 2016
Spherix	nm	3	9.1	• Acquired three technology operating companies in 2017 and 2018
Inventergy	100%	3	0.4	• Sold patent portfolios in 2015 and used dilutive litigation financing in 2014
Endeavor	nm	-	0.2	• Does not appear to be operating
Revolutionary	nm	-	Delisted	• Does not appear to be operating (delisted effective May 1, 2018)
Companies That Have Exited the Patent Licensing and Enforcement Sector				
SITO (Single Touch)	0%	88	$102.2	• Now a location-based advertising company; rebranded in 2014
Great Elm (Unwired Planet)	0%	16	95.0	• Now invests in debt, real estate, and cash flowing companies; sold IP to Optis in 2016
ITUS (CopyTele)	0%	7	61.5	• Entered non-invasive blood testing in 2015 and immuno-therapy in 2017
XpresSpa (FORM/Vringo)	0%*	771	11.3	• Acquired a spa services company in 2016; sold other businesses and IP in 2017 and 2018

Source: SEC Filings, Capital IQ

acacia RESEARCH CORPORATION

* Market Cap as of May 18, 2018
** Number of Quarterhill employees not directly engaged in International Road Dynamics, acquired in 2017

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Veritone, Inc (NASDAQ: VERI)

OVERVIEW

Founded: 2014 by Chad and Ryan Steelberg

Employees: 162

Ticker: VERI (IPO in May 12, 2017)

Acacia's Cost Basis: $13.61

Current stock price: $22.14 (May 18, 2018)

Market Cap: $360 Million (May 18, 2018)

Business: VERI has a proprietary AI platform that enables cognitive computing to analyze unstructured and structured streams of audio and video data. It turns this data into actionable intelligence. Its cloud-based AI operating system (aiOS), incorporates proprietary technology to integrate a wide variety of AI processes to mimic human cognitive functions. It uses a SaaS model and is currently focused on clients in the media, legal and law enforcement industries and politics.

Acacia Investment: Total investment of $54 million

Acacia owns 25.0% of VERI and holds three Board seats

INVESTMENT RATIONALE

- Talented founders and management team with a track record of success in building and realizing value
  - Sold two previous companies for substantial value
- Proprietary technology for the first SaaS platform to service the AI industry: 30 US and foreign patents and 84 patents pending
- Huge and growing cognitive and AI market
  - Industry estimated to grow from $16B in 2016 to $47B+ in 2020 (IDC data)
- At the time of Acacia's initial investment, Veritone was an investment not typically available to public shareholders
- Acacia is a value-added investor, providing:
  - IP protection experience; IP services contracts
  - Accelerated business growth and general management experience
  - M&A, investing, financing knowledge and expertise
  - Acacia network of experts and referral sources

Acacia currently has a book profit of over $50 million on its Veritone holdings

Both Mr. Graziadio and Mr. Walsh are Board members and have purchased Veritone's shares at the IPO and in the open market at prices much higher than Acacia's cost basis acacia RESEARCH CORPORATION

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Miso Robotics

MISO ROBOTICS

OVERVIEW

Founded: 2016

Employees: 20

Business: Miso is a leader in robotics and AI solutions. It has pioneered a range of collaborative, adaptable robotic kitchen assistants. It also has a machine learning cloud platform called Miso AI which powers industrial robotic arms using experienced based AI.

Investment:	Series A	June 2017	$2.25 million
	Series B*	Feb 2018	$6.0 million

Acacia currently owns 39% of Miso Robotics

*Miso's valuation increased from $7.5M to $30M between Rounds A and B



"Mr. Flippy"
Miso Robotics' patented, adaptable robotic kitchen assistant

INVESTMENT RATIONALE

- Strong management and technical team with track record on success
  - Graduates of CalTech, MIT and Carnegie Mellon
- Leading proprietary technology bringing together service industry robotics and AI
  - Strategic relationship with Cali Group
- Large market opportunity in the restaurant/hospitality industry to leverage robotics and AI technology to increase labor productivity, reduce costs and drive profitability while improving outcomes
- Miso is an investment not typically available to public shareholders
- Acacia is a value-added investor
  - Senior professional management experience
    - Advice, mentoring, hiring and HR development
  - IP protection experience. IP services contracts with Acacia
  - M&A, investing and financing knowledge and experience
  - Acacia network of experts and referral sources

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VOTE the WHITE Proxy Card “FOR” Louis Graziadio and Frank “Ted” Walsh For additional information or assistance voting your shares please contact Acacia’s proxy solicitors 1290 Avenue of the Americas, 9th Floor 1407 Broadway - 27th Floor New York, NY 10104 New York, New York 10018 (888) 566-8006 (Toll Free) proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885